Exhibit 99.4

May 5, 2008

Legg Mason, Inc.

100 Light Street

Baltimore, MD, 21202

Ladies and Gentlemen:

In connection with (i) the public offering of up to $1.15 billion of Equity Units (the “Hybrid Securities”) by Legg Mason, Inc. (the “Company”) on or about May 13, 2008 and (ii) any other incurrence (as defined in the Note Purchase Agreement dated as of January 14, 2008 (and as amended on January 30, 2008) between the Company, KKR I-L Limited, Credit Suisse International, HSBC Bank USA, National Association and Kohlberg Kravis Roberts & Co., L.P. (the “Note Purchase Agreement”)) by the Company or any Subsidiary after the date hereof in an aggregate amount of up to $250 million, and in consideration for the payment of $15 million by the Company to Kohlberg Kravis Roberts & Co., L.P., the Company, KKR I-L Limited, Credit Suisse International, HSBC Bank USA, National Association and Kohlberg Kravis Roberts & Co., L.P. hereby agree to waive the Company’s compliance with the covenant set forth in Section 5.7 of the Note Purchase Agreement as set forth below.

This letter agreement shall operate to waive the Company’s obligation to comply with the covenant set forth in Section 5.7 of the Note Purchase Agreement only with respect to (i) the issuance of the Hybrid Securities and (ii) the incurrence (excluding the issuance of the Hybrid Securities), on one or more occasions after the date hereof but on or prior to June 30, 2011, of up to $250 million of Indebtedness at any one time outstanding.

On and after the date hereof, for purposes of Section 5.7(a) of the Note Purchase Agreement (other than with respect to the definitions of “Interest Coverage Ratio” and “Leverage Ratio”), “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) current accounts payable incurred in the ordinary course of business and (y) contingent payment obligations with respect to any acquisition not required to be booked as liability under GAAP at the closing of such acquisition), (e) all Guarantees by such Person of Indebtedness of others, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee and (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that (x) in the case of clauses (e), (f) and (g), Indebtedness does not include obligations related to assets in which any fund managed by the Company or any of its Subsidiaries has invested and (y) Indebtedness does not include any Non-Recourse Indebtedness;

Where

“Non-Recourse Indebtedness” means Indebtedness of a Permitted Purchaser pursuant to a Permitted True Sale Transaction;

“Permitted Purchaser” means a Subsidiary or a financial institution or trust that purchases 12b 1-1 or Other Fees in connection with a Permitted True Sale Transaction;

“Permitted True Sale Transaction” means a sale by the Borrower or a Subsidiary of 12b 1-1 or Other Fees to a Permitted Purchaser in a true sale transaction without recourse based upon the collectability of the 12b 1-1 or Other Fees sold and the sale or pledge of such 12b 1-1 or Other Fees (or an interest therein) by such Permitted Purchaser, in each case without any Guarantee by, or other recourse to or credit support by, the Borrower or any Subsidiary or recourse to any assets of the Borrower or any Subsidiary other than customary recourse in similar transactions, provided that the aggregate principal amount of Indebtedness of such Permitted Purchaser pursuant to such true sale transaction shall not exceed $250,000,000;

“12b 1-1 or Other Fees” means certain charges and fees, permitted by Rule 12b -1 of the Investment Company Act of 1940, payable by an investor in a fund offered by the Borrower or any Subsidiary, and other similar charges and fees; and

Capitalized terms used in the above definitions and not otherwise defined therein have the meanings given to them in the Credit Agreement.

This letter agreement shall not operate to waive the Company’s obligation to comply with the covenant set forth in Section 5.7 of the Note Purchase Agreement for any other future incurrences, for which Section 5.7 of the Note Purchase Agreement is, and shall continue to be, in full force and effect.

Very truly yours,

KKR I-L LIMITED

By:	/s/ Scott C. Nuttall
Authorized Signatory

KOHLBERG KRAVIS ROBERTS
& CO. L.P.

By:	/s/ Scott C. Nuttall
Authorized Signatory

CREDIT SUISSE INTERNATIONAL

By:	/s/ Timothy Bock	By:	/s/ James J. Jaxome
	Authorized Signatory		Authorized Signatory

HSBC BANK USA, NATIONAL
ASSOCIATION

	By:	/s/ Pierre N. McDonnaugh
Authorized Signatory

Accepted and Agreed:

LEGG MASON, INC.

By:
Authorized Signatory